  EXHIBIT 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN

OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SERVICE AGREEMENT
BY AND BETWEEN
JOB AIRE GROUP, INC
AND
AVIATION TECHNICAL SERVICES, INC.

This Agreement is entered into as of the 5th day of May, 2016 by and between Job Aire Group, Inc., with offices located at 11125 N La Canada Dr., Suite 161, Tucson, AZ (hereinafter "Supplier") and Aviation Technical Services, Inc., a Washington corporation, with offices located at 3121 109th Street, SW, Everett, WA 98204 (hereinafter "Customer").

RECITALS

WHEREAS, Supplier is in the business of recruiting and supplying a variety of aviation related personnel (hereinafter "Supplied Personnel") to customers who temporarily require additional manpower in their workforce to meet certain project demands.

WHEREAS, Customer has a requirement for certain such Supplied Personnel, and desires Supplier to supply such personnel to the Customer.

Supplier shall be responsible for Supplied Personnel including but not limited to, interviewing and hiring, paying and administering payroll, providing and coordinating employee benefits, and having the ultimate responsibility and authority to evaluate, discipline, and terminate all Supplied Personnel it assigns to Customer.

NOW, THEREFORE, in consideration of mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I - SERVICES

1.1 Pursuant to the terms of this Agreement, Supplier represents and warrants that all Supplied Personnel who are aircraft maintenance personnel and are supplied to Customer by Supplier will possess the skills and qualifications set out in Appendix A and will be fully capable of competently performing the services defined in Appendix A (the "Services"). Supplier will maintain and, upon request, will provide Customer with appropriate documentary evidence demonstrating that Supplied Personnel possess the skills and qualifications set out in Appendix A, including any necessary licenses or certifications, and are competent to perform the Services.

1.2 Substandard Performance. Supplied Personnel who do not meet the skills and qualifications set forth in Appendix A, are nor capable of performing the Services, or whose conduct violate the Policy Requirements (as defined below), all as determined in the sole discretion of Customer, shall be promptly withdrawn by Supplier. Supplier shall be responsible for paying any such Supplied Personnel in accordance with its agreement with them.

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ARTICLE II - STATUS, HIRING AND COMPENSATION OF SUPPLIED PERSONNEL

2.1 Supplied Personnel shall be employed by Supplier prior to working at Customer's work site and at all times shall be employees of Supplier, and Supplier shall be solely responsible for Supplied Personnel including but not limited to, administering payroll; maintaining personnel records, including training records, certifications, licenses, and records of hours worked; paying Supplied Personnel, including determining how much to pay them and whether any payments may be properly characterized as per diem; providing employment benefits; and hiring, disciplining, evaluating, and terminating all Supplied Personnel. Without limiting the foregoing, Supplier represents and warrants that it will be solely responsible for paying all compensation and providing all benefits to the Supplied Personnel in accordance with applicable laws, and will also withhold and pay all applicable payroll taxes with respect to such compensation; maintain worker's compensation insurance covering the Supplied Personnel and maintain and administer any benefit programs in which the Supplied Personnel are eligible to participate, all in accordance with applicable laws.

2.2 Nothing contained in this Agreement or in the provision of Services pursuant to this Agreement shall entitle Supplied Personnel to any benefits or compensation from Customer, it being agreed that Supplied Personnel are employees of Supplier and not of Customer. As a condition of their assignment to Customer, Supplied Personnel shall be required to acknowledge in writing that they are not employees of Customer and are not entitled to compensation from Customer or to participate in any of Customer's benefit plans.

2.3 Supplier agrees to indemnify and hold harmless Customer against any liability for premiums, payments, contributions or taxes payable under any workers' compensation, unemployment compensation, disability benefits, old age benefit, or tax withholding laws for which Customer shall be adjudged liable as an employer.

ARTICLE III - STATUS

3.1 Supplier warrants and represents that all Supplied Personnel performing Services for Customer are employees of Supplier. Nothing in this Agreement or otherwise shall be construed as establishing an employer-employee, joint employer-employee, partnership or joint venture relationship between the Customer and Supplier or the Customer and Supplied Personnel.

ARTICLE IV - WORKERS COMPENSATION

4.1 Supplier agrees to maintain worker's compensation on all of its Supplied Personnel, the limits of which are set forth in Article XI of this Agreement.

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ARTICLE V - WORK RULE AND SAFETY COMPLIANCE

5.1 Customer will direct and supervise Supplied Personnel in performing the Services, it being assumed that Supplied Personnel will possess the skills and qualifications to independently perform the Services. No charge shall be made by Supplier for any Supplied Personnel whom Customer identifies as not possessing the necessary skills and qualifications and so notifies Supplier within 3 scheduled worked days after completion of orientation and stárting work due to reasons set forth in section 1.2 of Article I above.

5.2 Supplier represents and warrants that Supplied Personnel performing Services will take all reasonable steps and precautions to prevent accidents and preserve the life and health of Customer's personnel and any other personnel. Supplier agrees to comply, and shall ensure that the Supplied Personnel comply, with applicable Customer policies, procedures and practices regarding safety, security, environmental and protection of confidential and proprietary information ("Policy Requirements").

5.3 Supplier represents and warrants that the Supplied Personnel will comply with any airport security policies and procedures implemented under the Transportation Security Agency or other federal security agency and any regulation imposed by the Federal Aviation Administration.

5.4 Supplier will immediately notify Customer when any Supplied Personnel is no longer assigned to the Customer, and arrange for the immediate return of such Supplied Personnel's Personal Access Identification Card. Upon the conclusion of an assignment, Supplier shall ensure that Supplied Personnel return all property in their possession belonging to Customer, including any access cards and confidential information, and comply with any Customer policies regarding the termination of assignments.

5.5 Supplier will immediately notify Customer of any actual or potential labor dispute or any union organizing campaign or other labor activity affecting any Supplied Personnel and which becomes known to Supplier.

5.6 Drug Testing. Supplier represents and warrants that Supplied Personnel assigned to safety sensitive positions subject to Federal NIDA/Non-NIDA Drug and alcohol testing have met all testing requirements in accordance with the FAA guideline (49 CFR Part 40) prior to arrival at the job site at no expense to the Customer. Supplier also represents and warrants that all Supplied Personnel will be subject to Supplier's random drug and alcohol program. Any random drug and alcohol testing performed during employment at Customer's facility will be the sole responsibility of the Supplier. Supplier will adhere to FAA Public Interest Excursion 40.361 Subpart R guidelines and forward any information as requested on the "Release of Information Form" on all Supplied Personnel assigned to a safety sensitive position. This will include Supplied Personnel that were enrolled in previous substance abuse program. Upon request, Supplier will provide Customer with a copy of its FAA registered drug and alcohol plan.

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5.7 Background Check. If required, Supplier warrants that all Supplied Personnel have successfully pass a SIDA background test prior to employment by Supplier and prior to assignment to Customer.

ARTICLE VI - NON-SOLICITATION AND LIMITS ON HIRING

6.1 Except as otherwise set forth in Article VII below, neither Customer nor Supplier shall knowingly recruit or hire either directly or indirectly any of the others' employees so long as this Agreement is in effect and for a period of ninety (90) days thereafter, except with the prior written consent of the other.

ARTICLE VII - EMPLOYMENT OF SUPPLIED PERSONNEL

7.1 Should Customer refer individuals to Supplier and such individuals are then employed by Supplier, then Customer may recruit and hire those individuals as employees or contractors of the Customer at any time without paying any amounts to Supplier as a fee or otherwise.. Supplied Personnel that were recruited and employed by the Supplier without assistance from the Customer and provided as Supplied Personnel may also be employed by the Customer at any time upon payment by Customer to Supplier of an amount determined by the following:

1 to 30 days after starting as a Supplied Personnel at Customer 15% of annual salary
31 to 60 days after starting as a Supplied Personnel at Customer 10% of annual salary
61 to 90 days after starting as a Supplied Personnel at Customer 5% of annual salary
After 91 days after starting as a Supplied Personnel at Customer No Charge

ARTICLE VIII - RATES, FEES, AND CHARGES

8.1 For supplying Supplied Personnel, Supplier shall invoice the Customer at the rates, fees and charges, and on the terms set forth in Appendix A of this Agreement.

ARTICLE IX - BILLING, PAYMENT AND TIMECARDS

9.1 The Customer shall transmit all hours worked by Supplied Personnel to Supplier. Customer will provide supplier with a weekly hours report (WIP) and Suppler will pay personnel and will invoice Customer per the hours reported in the columns entitled "WIP, Training, and Other". Supplier will not pay Supplied Personnel or bill Customer for hours in the "Cost Center" column on the WIP report.

ARTICLE X - LIABILITY AND INDEMNIFICATION

10.1 Supplier hereby agrees to indemnify, defend, and hold harmless Customer, its parent, subsidiaries and affiliates and their respective officers, directors, and employees (each of the foregoing a "Customer Indemnified Party"), from and against all liabilities, damages, losses, claims, and judgments, including costs, expenses and reasonable attorney's fees incident thereto or incident to successfully establishing the right to indemnification (collectively "Damages"), which may be suffered by, accrued against, be charged to or recoverable from a Customer Indemnified Party by reason of:

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(a) loss of or damage to any property, including without limitation any aircraft, or injuries to or death of any person, to the extent caused by the negligence or willful or intentional misconduct of Supplier or its Supplied Personnel in connection with the supplying of Services under this Agreement (For the avoidance of doubt Supplier acknowledges and agrees that failure by Supplied Personnel to follow and comply with the steps set forth in the applicable maintenance manuals shall constitute negligent, willful or intentional misconduct within the meaning of this indemnity); (b) loss or damages arising out of Workers' Compensation claims, Unemployment Compensation claims or Disability claims of Supplied Personnel or claims under similar laws or obligations; (c) loss or damages attributable to claims made by Supplied Personnel against Customer in which Supplied Personnel contest the termination of their assignment with Customer, contend they are employees of Customer, and/or assert employment-related claims against Customer, including, but not limited to any claims for wrongful termination, discrimination, unpaid or mischaracterized wages or per diem payments, failure to provide benefits, breach of contract, retaliation, or hostile work environment; and (d) loss or damages arising out of any audit, investigation, or claim by any federal, state, or local governmental entity relating to the employment status or compensation of Supplied Personnel, including, but not limited to Supplier's treatment and payment of per diem to Supplied Personnel. Notwithstanding the foregoing, Supplier shall not be responsible for those Damages directly caused by a Customer Indemnified Party through its direction, supervision and oversight of Supplied Personnel.

ARTICLE XI - INSURANCE

11.1 Supplier will maintain during the term of this Agreement, insurance reasonably acceptable to Customer which covers Customer and all Supplied Personnel engaged providing Services and insurance to insure against claims for injury to or death of persons or destruction or damage to property (including Customer and Customer's employees and property) which may arise from actions or omissions by Supplier or its Supplied Personnel in the performance of this Agreement; such insurance shall specifically include contractual liability coverage. It is agreed that the following types of insurance shall be maintained to satisfy these requirements:

(i) Workers' Compensation with Statutory Limits and Employer's Liability and in no event with limits less than One Million U.S. Dollars ($1,000,000).

(ii) Commercial General Liability with limits not less than Ten Million U.S. Dollars ($10,000,000.00) covering loss or damage to property and not less than Ten Million U.S. Dollars ($10,000,000.00) covering death of or injury to persons that arises from, or during the performance of this Agreement.

(iii) Employer's Liability Insurance.

11.2 All of the above insurance shall be written through a company or companies of investment-grade credit reasonably acceptable to Customer, and Certificates of Insurance shall be provided to Customer within fifteen (15) days after the Effective

Date of this Agreement and at each subsequent insurance policy renewal. Supplier's insurance shall:

(i) be primary and any insurance maintained by Customer shall be excess and noncontributory; except to the extent caused by gross negligence or willful misconduct of the Customer

(ii) name Customer as additional insured on Supplier's policy; and

(iii) contain a provision to unconditionally obligate the insurer to notify Customer in writing at least thirty (30) days in advance of the effective date of any material change in or cancellation of such insurance.

11.3 Supplier will promptly provide written notice to Customer if Supplier receives a claim or suit that reasonably has the potential to impair the foregoing limits.

ARTICLE XII - TERM AND TERMINATION

12.1 This Agreement is effective on the date first above written and shall remain in effect until (a) the termination by Supplier on thirty (30) days written notice to Customer, or (b) the termination by Customer on thirty (30) days written notice to Supplier.

12.2 This Agreement may also be terminated by either party on written notice to the other that the other is in breach of this Agreement. Such written notice shall specify the breach.

12.3 Customer may on one day's notice require that Supplier withdraw any Supplied Personnel whose services are no longer needed by Customer or whose skills and qualifications do not meet the requirements set forth in Appendix A or, as deemed by Customer, cannot satisfactorily perform the Services. If the Supplied Personnel are withdrawn within the first three workdays of assignment, after orientation, Supplier will not bill the Customer for any of the service hours for that Supplied Personnel

12.4 Termination of this Agreement does not relieve either party of the responsibilities or obligations outlined herein for all activity occurring prior to termination.

12.5 This Agreement may also be terminated by the Customer immediately on written notice to Supplier following Customer's reasonable belief that Supplied Personnel has/have violated any of the Policy Requirements.

ARTICLE XIII - COMPLIANCE WITH APPLICABLE LAW

13.1 Equal Employment Opportunity. Supplier represents and warrants that it is in compliance and will continue to remain in compliance with all applicable federal and state employment laws, the U.S. Equal Employment Opportunity provisions and any

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applicable Customer Affirmative Action Program, and to apply uniform and equitable standards of employment opportunity to encourage the possible use of the abilities of all Supplied Personnel regardless of race, creed, color, national origin, sex, marital or veteran status, age, or the presence of a non-job related handicap.

13.2 Supplier warrants and represents that in addition to performing the Services in accordance with the terms and conditions of this Agreement, Supplied Personnel shall perform Services in a professional workmanlike manner and in accordance with Customer's designated practices, policies, regulations, and procedures, which will be provided by the Customer or a Customer trained representative during Orientation. The Supplied Personnel will comply with (a) all applicable state and federal laws, regulations, rules and ordinances, including without limitation, all regulations promulgated by the Federal Aviation Administration (FAA); and (b) all laws, rules and regulations relating to the production, storage, labeling, use or disposition of wastes, hazardous or toxic substances.

ARTICLE XIV - INTELLECTUAL PROPERTY

14.1 All information provided by Customer to Supplier or to any Supplied Personnel in the performance of this Agreement remains the sole and exclusive property of Customer. In addition, Supplier agrees that Customer is the owner of all inventions, technology, designs, works of authorship, mask works, technical information, computer software, business information and other information conceived, developed or otherwise generated in the performance of this Agreement by or on behalf of Supplier or any Supplied Personnel. Without limiting the foregoing, Supplier hereby assigns and agrees to assign, and will cause its Supplied Personnel to assign, all right, title, and interest in the foregoing to Customer, including without limitation all copyrights, patent rights and other intellectual property rights therein and further agrees to execute, and to cause its Supplied Personnel to execute, at Customer's request and expense, all documentation necessary to perfect title therein to Customer. Supplier agrees that the subject matter covered by this Article will be deemed information of Customer and subject to the protection provisions of Article XV, entitled "Confidentiality." Supplier agrees to assist Customer, at Customer's request and expense, in every reasonable way in obtaining, maintaining, and enforcing patent and other intellectual property protection on the subject matter covered by this Article.

ARTICLE XV - INVENTIONS AND COPYRIGHTS

15.1 Supplier agrees to promptly communicate and disclose to Customer all computer programs, documentation, software, and other copyrightable works (hereinafter "Copyrightable Works"), and all discoveries, improvements and inventions conceived, reduced to practice or made by Supplier or its Supplied Personnel, whether solely or jointly with others, during the term of this Agreement; (i) in the performance of the Services, or (ii) relating to Customer's business, or (iii) resulting from or related to any work Supplier or its Supplied Personnel may do on behalf of Customer or at Customer's request. All such Copyrightable Works and inventions, which Supplier is obligated to disclose to Customer pursuant to this provision, shall be and remain entirely the property of Customer. Supplier agrees that the Services to be provided by Supplier and its Supplied Personnel constitute work for hire, which will be the sole and

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ARTICLE XIX - WAIVER

19.1 The failure of either party to enforce at any time, or from time to time, any of the provisions of this Agreement shall not be construed as a waiver thereof.

ARTICLE XX - ENTIRE AGREEMENT, AMENDMENT

20.1 This Agreement, including all Exhibits, Appendices and Addendums, constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and any and all prior communications with respect thereto whether verbal or written, are hereby superseded and no longer have any force or validity. This Agreement may not be modified or amended unless set forth in writing signed by each party hereto and which expressly amends or supersedes this Agreement.

ARTICLE XXI - VALIDITY OF TERMS

21.1 If any term or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a federal, state or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby. The prevailing party in any arbitration or litigation will be entitled to receive its reasonable attorney's fees and costs in any action.

ARTICLE XXII - CHOICE OF LAW

22.1 This Agreement shall be construed and interpreted solely in accordance with the laws of the State of Washington without reference to any conflict of law rule of that or any other jurisdiction which would result in the application of the laws of any jurisdiction other than those of the State of Washington.

ARTICLE XXIII - NOTICES

23.1 All notices, requests, demands, claims, and other communications hereunder ("Notices) shall be in writing. Any Notice shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) three business days after mailing by U.S. First Class registered mail, return receipt requested, or (iv) one business day after being sent to the recipient by facsimile transmission or by email communication, with confirmation of receipt. All Notices shall be addressed to the intended recipient as set forth below:

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exclusive property of Customer. Supplier further agrees to assign, and will cause its Supplied Personnel to assign, to Customer any and all rights, title and interest it may have in any such Copyrightable Works and inventions.

15.2 Supplier and its Supplied Personnel will assist Customer, upon request, during and following the term of this Agreement, at the expense of Customer, to obtain and maintain for its benefit, patents, and/or copyright registrations for any such inventions and/or Copyrightable Works in any and all countries. Such assistance shall include, but not be limited to, the execution and delivery of specific assignments of any such invention and/or Copyrightable Works and all domestic and foreign patent rights and copyrights therein, and all other papers and documents that relate to the securing and maintaining of such rights.

ARTICLE XVI - CONFIDENTIALITY

16.1 The Supplier agrees to be bound in all respects by the provisions of Appendix B, Confidentiality, which is incorporated herein by reference and is attached to this Agreement. Supplier represents that it has required each Supplied Personnel to execute an agreement substantially similar to Appendix B and that a copy of the agreement has been included in each Supplied Personnel's Supplier personnel file and has been provided to Customer. Notwithstanding the foregoing, Supplier shall be liable for any breach of the terms of Appendix B by any Supplied Personnel.

ARTICLE XVII - DISPUTES

17.1 All disputes, claims and controversies that arise under or relate in any way to this Agreement will be finally settled under the rules of arbitration of the American Arbitration Association by a sole arbitrator appointed in accordance with such rules. Regardless of the outcome of the arbitration, the Arbitrator shall not have the authority or the power to award punitive damages. The place of arbitration will be Seattle, Washington. The law governing the conflict will be the law of the State of Washington, including the Uniform Commercial Code as enacted in Washington, excluding the laws and principles relating to conflict of laws. The arbitration shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction. Nothing herein prevents either party from seeking interim relief in a court of competent jurisdiction.

ARTICLE XVIII - FORCE MAJEURE

18.1 If the performance in whole or in part by either of the parties of any obligation under this Agreement is prevented or delayed by the acts of God, war, terrorism or acts of terrorism, revolution, fire, flood, earthquake, riot, civil commotion, sabotage, embargo, or other causes, which are entirely beyond the reasonable control of the party in question, then the performance or the delay in performance, as the case may be, of the obligation in question will be excused, provided that if any such event of Force Majeure exists for thirty (30) days, the other party will have the right to terminate this Agreement, as the case may be, immediately upon notice to the party whose performance is affected thereby.

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If to Supplier:
Job Aire Group, Inc.
William D. Tiley
11125 N. La Canada Dr. #161
Tucson, AZ 85737

If to Customer:
Aviation Technical Services, Inc.
Amy Henrichsen
3121 109th St SW
Everett, WA 98204

ARTICLE XXIV - APPENDIX, EXHIBITS AND ADDENDUMS

24.1 Appendices and Exhibits attached hereto are included as part of this Agreement and are incorporated herein by this reference.

ARTICLE XXV - NO PUBLICITY

25.1 Each party agrees that it will not, nor will its officers, employees, agents representatives or sub-contractors, without the prior written consent of the other party in each instance: (i) use in advertising, publicity or otherwise (except as required by law) the name of the other party or its affiliates or of any director or employee of the other party or its affiliates (collectively, the "Group") or any trade name, trade mark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party's Group; or (ii) represent directly or indirectly, that any product or service of the other party has been approved or endorsed by the other party's Group.

ARTICLE XXVI - ASSIGNMENT

26.1 Neither party may assign this Agreement or the rights or obligations hereunder without the express written consent of the other party, except that a party may assign all of its rights and obligations hereunder to a third party in connection with a sale of all or substantially all of the business or assets of such party through a sale, merger, consolidation, reorganization or similar transaction. Any attempted assignment in violation of this Section shall be void. Except as set forth above, this Agreement shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns.

***IN WITNESS WHEREOF**, the parties hereto have caused this Agreement to be executed as* of the day and year first written above.

JOB AIRE GROUP INC.

BY: WD Tiley

NAME William D. Tiley

TITLE: President

DATE: 5/05/2016

AVIATION TECHNICAL SERVICES, INC.

BY: Amy Henrichsen

NAME: Amy Henrichsen

TITLE: VP, People

DATE: 7-21-16

APPENDIX A
TO
SERVICE AGREEMENT
BY AND BETWEEN
JOB AIRE GROUP, INC.
AND
AVIATION TECHNICAL SERVICES, INC.
May 5th, 2016

1. **General**

   Billing Rates, Fees and Charges shall be as set forth below and may periodically be updated as mutually agreed upon in writing between the parties.

2. **Billing Rates for Everett, WA and Moses Lake, WA**

Job Title	Straight Time Bill Rate	Overtime Bill Rate	New Hire Training and Recurrent Training Bill Rate
L3 Technician	[redacted]	[redacted]	[redacted]
L4 Avionics Technician	[redacted]	[redacted]	[redacted]
L4 Airframe Technician	[redacted]	[redacted]	[redacted]
L4 Airframe Heavy Structures	[redacted]	[redacted]	[redacted]
L4 Interiors	[redacted]	[redacted]	[redacted]
L4 Systems & Flight Controls	[redacted]	[redacted]	[redacted]

Billing Rates for Kansas City, MO

Job Title	Straight Time Bill Rate	Overtime Bill Rate	New Hire Training and Recurrent Training Bill Rate
L3 Technician	[redacted]	[redacted]	[redacted]
L4 Avionics Technician	[redacted]	[redacted]	[redacted]
L4 Airframe Technician	[redacted]	[redacted]	[redacted]
L4 Airframe Heavy Structures	[redacted]	[redacted]	[redacted]
L4 Interiors	[redacted]	[redacted]	[redacted]
L4 Systems & Flight Controls	[redacted]	[redacted]	[redacted]

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3. Payment Terms

The payment terms are Net forty-five days (45) days form the end of the work week (Saturday) in which the hours were incurred to Aviation Technical Services, Inc. Account Payable.

4. Additional Fees and Charges

Mileage Reimbursement: For travel to Customer facility, each mechanic will be paid by Supplier at a rate of $0.405 per mile up to $1,000.00 maximum. Customer will reimburse Supplier for the mileage after Supplied Personnel have been on the job for 90 consecutive, calendar days. Customer will recoup the mileage if the Supplied Personnel's assignment terminates within 150 calendar days. Supplier shall be solely responsible for verifying and keeping records of the actual reimbursable miles driven by all Supplied Personnel and shall provide copies of such records to Customer upon request.

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IN WITNESS WHEREOF, the parties hereto have caused this Appendix A of the Service Agreement to be executed as of the date first written above.

JOB AIRE GROUP, INC.

BY: [signature: WD Tiley]

NAME William D. Tiley

TITLE: President

DATE: 05-05-2016

AVIATION TECHNICAL SERVICES, INC.

BY: [signature: Amy Henrichsen]

NAME: Amy Henrichsen

TITLE: VP, People

DATE 7-21-16

EXHIBIT B

CONFIDENTIALITY

1. **Confidential Information.** Confidential Information is defined as all data and information received by Supplier in connection with its performance of Services under this Agreement, including any SOW and PO, whether in written or oral form, or by viewing or inspection.
2. **Nondisclosure.** Supplier may disclose only that quantity of Confidential Information supplied pursuant to this Agreement which is necessary for its performance of the Services, and only to those persons within its organization who have a need to know, and notwithstanding the expiration or termination of this Agreement, shall continue to keep confidential and prevent disclosure to any person or persons outside the organization, all Confidential Information. Nothing herein shall restrict Supplier from disclosing any portion of the Confidential Information on a restricted basis pursuant to a judicial or other lawful Government order, but only to the extent of such order, and provided further that Supplier provides Aviation Technical Services, Inc. (' ATS") with immediate notice of such order so that it may contest the order or obtain a protective order. Supplier agrees to provide all reasonable assistance in contesting such order and disclosing party shall pay all reasonable costs incurred by receiving party in such efforts.
3. **Limitation on Use.** Supplier may use the Confidential Information received by it from ATS only for Supplier's performance of the Services.
4. **Returns.** Supplier agrees that upon termination or expiration of this Agreement, or when there is no longer a need to retain the Confidential Information, or upon demand of ATS, it shall, at ATS's option, immediately destroy or return all Confidential Information and items (including, but not limited to all copies, computer disks, extracts, summaries or digests thereof), in whatever form and format, containing any Confidential Information furnished hereunder. No copies may be kept for archival purposes.
5. **Remedies.** Due to the unique nature of the Confidential Information and its importance to ATS, Supplier understands and agrees that ATS will suffer irreparable harm and sustain substantial damage to its business and goodwill in the event that Supplier fails to comply with any of its obligations under this **Exhibit B,** and Supplier agrees that in addition to any other remedy which ATS may have at law or in equity, ATS shall be entitled to injunctive relief for breach of **Exhibit B** of this Agreement by Supplier.
6. **Inadvertent Disclosure.** Inadvertently disclosed Confidential Information shall mean that Confidential Information which is disclosed unintentionally by Supplier despite the exercise of that standard of care ordinarily exercised by Supplier in safeguarding its proprietary information of like importance, but in no case below a reasonable standard of care. Inadvertently disclosed information shall remain subject to the terms of this Agreement. Supplier agrees to report to ATS all cases of inadvertently disclosed Confidential Information, to exercise its best efforts to recover the inadvertently disclosed Confidential Information, and to take all reasonable steps to prevent its use or further disclosure by the party to whom it was inadvertently disclosed. Supplier represents that it has instituted policies and procedures that provide adequate protection for its own proprietary and confidential information.
7. **Patent and Other Rights.** No license, right, title or interest is granted herein, directly or indirectly, by implication or otherwise, in or to any patent, patent-pending, patent application, copyright, trademark, service mark, proprietary, confidential, trade secret or any other intellectual property of ATS by virtue of its conveying, disclosing, releasing or otherwise transferring the Confidential Information to or use by Supplier.
8. **No Warranty.** In providing the Confidential Information hereunder, ATS makes no representation, either express or implied, as to its adequacy, accuracy, fitness for a particular purpose, sufficiency or freedom from defects of any kind. In addition, none of the Confidential Information provided by ATS shall constitute any representation, warranty, assurance, guarantee or inducement to Supplier with respect to any infringement of trademarks, patents, copyrights or any intellectual property right. ATS shall not be liable in damages of whatever kind as a result of Supplier's reliance on or use of the Confidential Information provided hereunder. Nothing contained herein shall be deemed to require ATS to disclose proprietary information to Supplier.